Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between HOOKIPA Biotech GmbH (the “Company”), and Dr. Malte Peters (the “Executive”) and is made effective with July 22, 2024 and is concluded for an indefinite period (“Term”).

WHEREAS, the Company and the Executive are not yet parties to an employment agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following:

1.            Employment.

(a)          Term.) Dr Peters was appointed Managing Director/Chief Executive Officer of the company under Austrian commercial law with effect from July 22, 2024, by resolution of the Company's Shareholders' Meeting of July 22, 2024. Dr Peters has accepted this appointment The term of this Agreement shall commence on the Effective Date (July 22, 2024) and continue until terminated in accordance with the provisions hereof (the “Term”).

(b)          Position and Duties.  During the Term, the Executive shall serve as the Chief Executive Officer of Parent and the Company and shall have supervision and control over and responsibility for the day-to-day business and affairs of Parent and the Company and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of Parent (the “Board”). The Executive shall continue to serve on the Board of Directors of Parent, provided the Executive shall promptly resign from the Board and from any related positions upon the termination of his employment for any reason. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement. The Company specifically agrees that Executive shall be permitted to serve as chairman of the board of directors or member of the board of directors of a biotech company and serve on the board of directors of a gene therapy company; provided that, in either case, such company is not competitive to the Company and such board service does not materially interfere with Executive’s performance of his duties to the Company as provided in this Agreement.  The Executive recognizes that the General Assembly can issue binding instructions to him in the form of resolutions. The Executive must ask the shareholders and await their statement before concluding legal transactions/implementation of measures exceeding the ordinary course of business.  The competence of the Executive includes any actions the ordinary business operations of the Company entail.

The Executives activities are based on the Limited Liability Companies Act (Gesetz über Gesellschaften mit beschränkter Haftung; GmbH-Gesetz), the company agreement, the binding resolutions of the General Assembly of the company and any appointed supervisory board, any rules of procedure for the management and this contract with the Managing Director.

The Executive must fulfil all tasks assigned to him with the diligence of a prudent manager. If the Executive breaches his duties, he shall be obliged to compensate the company for any damages incurred.

(c)          Place of Employment.  The place of employment of the Executive is in Vienna at the registered office of the Company. The registered office of the Company is Helmut-Qualtinger-Gasse 2, 1030 Vienna.

The Company reserves the right to permanently or temporarily at change the place of employment due to business reasons. It is agreed that the Executive will work from Munich or Berlin, Germany, or Zurich, Switzerland, or Italy and travel on a regular basis from these residences to Vienna or New York or to any other location of the Company when needed.

The Executive is also prepared to undertake the business trips and journeys required in the course of his work in accordance with the Company's guidelines for business trips as amended from time to time.

2.            Compensation and Related Matters.

(a)          Base Salary.  During the Term, the Executive’s initial annual base salary shall be gross USD 630,000 taking into account the exchange rate of the past three months of 1 EUR = 1.077 USD therefore EUR 584,958.22 payable in 14 equal monthly instalments. This amount shall be transferred 12 times at the end of each calendar month to the following bank account specified by the Executive:

Account Owner: [***]

Bank: [***]

IBAN: [***]

BIC: [***]

The 13th salary will be paid out in June and the 14th salary will be paid out in November. The Executive’s base salary shall be redetermined annually by the Compensation Committee of the Board (“the Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives. Accordingly in the event of joining or leaving the Company during the calendar year, the base salary is paid out on a pro rata basis.

The total monthly base salary in the amount of (USD 45,000) EUR 41,782.73 gross includes the monthly basic salary, which is shown at the amount of EUR 5,684.00 (current minimum according to the applicable CBA) gross pursuant to § 2 (2) (9) AVRAG.

(b)          Incentive Compensation.  During the Term, the Executive shall also be eligible to receive cash incentive compensation as determined by the Compensation Committee from time to time. The Executive’s target annual incentive compensation shall be 55 percent of his annual Base Salary. In the event of joining or leaving the Company during the calendar year, the incentive compensation is also paid out on a pro rata basis.

In case of unjustified immediate termination of this Contract by the Executive or in case of justified immediate termination of this Contract by the Company, the Executive shall not be entitled to the Incentive Bonus for the respective year.

(c)          Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses (including travel expenses) incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers. The Company will reimburse all costs for business related travels from the Executive’s residence in Munich and Berlin and Zurich and Italy, including the costs for traveling between the Executive’s residences and the Executive’s place of employment and the costs for reasonable accommodation in accordance with this Section 2(c). For clarity, first class flights can be necessary in case Services need to be performed in the United States of America or any other overseas location requested by Company that requires more than 7 hours of air travel from the Executive’s domicile.

(d)          Other Benefits.  During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e)          Equity Compensation.  The Executive shall also be eligible to participate in Parent’s 2019 Stock Option and Incentive Plan on such terms and conditions as determined by the Compensation Committee. The restricted stock unit awards currently amount to USD 700,000 (EUR 649,953.57) with a two-year vesting period.

(f)           The compensation provided for in (a) to (e) compensates the Executive for all services performed by him under this Agreement also outside the regular working hours. It is well understood that the Executive will render such extra services, as well as additional services on Saturdays, Sundays and holidays if required.

(g)          Vacations and incapacity to work.  During the Term, the Executive shall be entitled to vacation of 30 paid working days in each year.  The Executive shall also be entitled to all paid holidays given by the Company to its executives. The Austrian Leave Entitlement Act (Urlaubsgesetz) applies in its currently valid version.

In the event that the Executive is prevented from working due to illness or an accident, the continued payment of remuneration shall be governed by the mandatory provisions of the Salaried Employees Act (Angestelltengesetz).

Any absence from work, in particular as a result of illness or an accident, must be reported to the company without delay, i.e. in principle on the day on which the absence occurs, otherwise the entitlement to remuneration for the duration of the absence is forfeited. In addition, a medical certificate must be presented at the request of the company.

(h)          Company phone and laptop. The Company agrees to provide the Executive with a company mobile phone and a company laptop at its own expense and agrees to pay for reasonable related costs incurred, for both business and reasonable private use. Upon termination of his employment, the Executive shall return his company laptop, company mobile phone and any other assets supplied by the Company in the course of his employment.

(i)           Working time: The extent and location of working hours shall be determined by operational requirements. The Executive is required to be available for work at all times, if and to the extent required for the good of the company.

(j)            Social Security.  The Executive acknowledges that the Company has joined an employee pension fund and will pay contributions to this pension fund as required under the Company Employee and Self-Employed Pension Act (Betriebliches Mitarbeiter- und Selbständigenvorsorgegesetz, BMSVG). The selected employee pension fund will be announced to the Executive within one month.

In the event Executive may be liable for the double-payment of social security costs, including but not limited to health insurance and unemployment benefit costs (“Social Security Costs”), the Company agrees (i) to work in good faith with Executive to ensure that his service relationship with the Company and  Parent satisfy the conditions necessary to exempt Executive from the double payment of Social Security Costs, including entering into any amendment to this Agreement as Executive and the Company shall deem reasonably necessary and advisable, and (ii) in the event the Company determines that the conditions of such exemption cannot be reasonably satisfied, and the Executive actually incurs the double payment of Social Security Costs without any corresponding credit, the Company agrees to reimburse Executive for such Social Security Costs, up to a maximum of €25,000 net per year.

The responsible social insurance provider will be announced to the Executive within one month.

3.            Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)          Death. The Executive’s employment hereunder shall terminate upon his death.

(b)          Disability. For the termination of the Agreement in case of disability of the Executive, the Austrian Act on the Employment of Disabled Persons (Behinderteneinstellungsgesetz) as amended from time to time shall apply.

(c)          Termination by Company for Cause.  The Company may terminate the Executive’s employment hereunder with immediate effect for Cause.  For purposes of this Agreement, “Cause” shall mean in particular:  (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of Parent or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Parent or Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct caused by the Executive with gross negligence or intention that would reasonably be expected to result in material injury or reputational harm to Parent or any of its subsidiaries and affiliates if he were retained in his position; (iii) continued non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (iv) a breach by the Executive of any of the provisions contained in Section 6 of this Agreement; (v) a material violation by the Executive of Parent or the Company’s written employment policies, including without limitation, Parent or Company policies concerning substance abuse or sexual harassment; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by Parent or the Company to cooperate, or the wilful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. Sec 27 of the Austrian Salaried Employees Act (Angestelltengesetz) applies in its currently valid version.

(d)          Termination Without Cause. The Agreement, which runs for an indefinite period, may be terminated by either party at the end of each calendar month by giving six months’ prior notice.

The Executive notices that the Board can remove him from office at any time and without good cause according to § 16 Austrian Act on Companies with Limited Liability (GmbHG). Any revocation of appointment of the Executive shall be regarded as a termination without cause of this Agreement to the next possible termination date.  Any revocation of the appointment of the Executive of his function as Chief Executive Officer of Parent shall be regarded as a termination without cause of this Agreement to the next possible termination date.

(e)          Termination by the Executive for Cause. The Executive may terminate his employment hereunder for cause without respecting the notice period and notice date mentioned under (d) for the following reasons: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. Sec 26 of the Austrian Salaried Employees Act (Angestelltengesetz) applies in its currently valid version.

(f)           Notice of Termination.  Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.

(g)          Date of Termination.  “Date of Termination” shall mean:  (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability according to the Austrian Act on the Employment of Disabled Persons (Behinderteneinstellungsgesetz), the date respecting the notice period and notice date; (iii) if the Executive’s employment is terminated by the Company or the Executive under Section 3(d), the date respecting the notice period and notice date; (iv) if the Executive’s employment is terminated for cause by the Company the date Notice of Termination is given and received, and (v) if the Executive’s employment is terminated by the Executive for cause the date Notice of Termination is given and received.

4.            Compensation Upon Termination.

(a)          Termination Generally.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any Base Salary earned until the Date of Termination and unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement). Unused vacation that accrued until the Date of Termination will be paid according to the Austrian Leave Entitlement Act (Urlaubsgesetz). Any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b)          Termination by the Company Without Cause or by the Executive with Cause.  During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for cause as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable within the time period set forth in the Separation Agreement and Release, and in no event longer than 60 days after the Date of Termination:

(i)   the Company shall pay the Executive an amount equal to 100 percent of the annual Executive’s Base Salary (the “Severance Amount”); provided that the Severance Amount shall be reduced by the amount of any payment Executive receives in lieu of the notice period specified in Section 3(d) above. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in this Agreement or the Separation Agreement and Release, all payments of the Severance Amount shall immediately cease; and

(ii)  continued participation at active employee rates in the benefit plans set forth under 2 (d) for the 12-month period following the Date of Termination; and

(iii) the amounts payable under this Section 4(b) shall be paid out in 14 equal instalments in accordance with the Company’s payroll practice over 14 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.

5.            Change in Control Payment.

The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control.  These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event.  These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control.  These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

(a)          Change in Control.  During the Term, if within 12 months after a Change in Control, the Executive’s employment is terminated by the Company without cause as provided in Section 3(d) or the Executive terminates his employment for cause as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, within the time period set forth in the Separation Agreement and Release, and in no event longer than 60 days after the Date of Termination,

(i)   the Company shall pay the Executive a lump sum in cash in an amount equal to 1.5 times the sum of (A) the Executive’s current annual Base Salary (or the Executive’s annual Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s target annual incentive compensation; provided that any amounts payable under this Section 5(a)(i) shall be reduced by the amount of any payment Executive receives in lieu of the notice period specified in Section 3(d) above; and

(ii)  continued participation at active employee rates in the benefit plans set forth under Section 2(d) for the 18-month period following the Date of Termination; and

(iii) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination; and

(iv) The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)          Definitions.  For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)   any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than Parent, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Parent representing 50 percent or more of the combined voting power of Parent’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from Parent); or

(ii)  the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger of Parent where the stockholders of Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of Parent issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Parent.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by Parent which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from Parent) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6.            Confidential Information, Noncompetition and Cooperation.

(a)          Confidential Information.  As used in this Agreement, “Confidential Information” means information belonging to Parent or the Company. which is of value to Parent or the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to Parent or the Company.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of Parent and/or the Company.  Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company or function as an executive of Parent, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which Parent or the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b)          Confidentiality.  The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information.  At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information and will not use or disclose any such Confidential Information without the written consent of Parent, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.  For avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Executive reasonably believes constitutes a possible violation of law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable law.

(c)          Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by Parent or the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of Parent or the Company, as applicable. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d)          Noncompetition and Nonsolicitation. During the Executive’s employment with the Company and for 12 months thereafter (subject to automatic extension for an additional period equal to the period of any breach of the covenants in this Section 6 (d), within the framework of Sec 7, 36 to 38 Austrian Salaried Employees Act (Angestelltengesetz) and Sec 24 of the Austrian Act on Companies with Limited Liability (GmbHG), the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with Parent or the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with Parent or the Company.  The Executive understands that the restrictions set forth in this Section 6 (d) are intended to protect Parent’s and the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.  For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in the world which is primarily engaged in viral immunotherapy (for prophylactic or therapeutic use) which is competitive with any business which Parent, the Company or any of their affiliates conducts or proposes to conduct at any time during the employment of the Executive.  Notwithstanding the foregoing, the Executive may own (i) up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business, and (ii) up to five percent (5%) in companies which do not directly compete with the Company.

(e)          Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business.  The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)           Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with Parent or the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Parent or the Company which relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Parent or the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with Parent and the Company in connection with any investigation or review of any authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Parent and the Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 6 (f).

(g)          Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 6.  In event of violation of the provision 6 (d) Noncompetition and Nonsolicitation, the Executive shall be obliged to pay the Company a contractual penalty in the amount of his last net monthly remuneration multiplied by six. The contractual penalty is due per violation at the time of the violation of the contractual provision. The agreement to pay a contractual penalty does not eliminate any claim to cease and desist such actions or any other damage.

7.            Inventions.

The Executive assigns to the Company the exclusive right of use and exploitation, unrestricted in time, territory and content, for all work output which is capable of copy right protection or of protection under trademark, patent, registered design and utility model and other intellectual property rights, which the Executive produces during the period of his relationship with the Company, insofar as they relate to his duties under this Agreement. The Executive is obliged to notify the Company immediately of any invention, with the exception of those which are clearly not business inventions. The provisions of the Austrian Patent Act (Patentgesetz), as amended from time to time, apply to inventions made by the Executive.

The assignment of the use and exploitation rights includes the authorization to further modify and issue licenses and is fully compensated for by the remuneration set out in this Agreement. The Executive expressly waives all other rights as holder of copyright or other intellectual property rights in the work output, in particular the right to determining a name and to make the work accessible.

This applies mutatis mutandis to all inventions, discoveries, designs, developments and improvements that are not capable of copyright protection or of protection under a trademark, patent, registered design and/or utility model or any other intellectual property rights.

8.            Data Protection.

The Executive acknowledges that the Company will process the Executive’s personal data electronically in order to manage the employment relationship and fulfill legal obligations. Furthermore, the Company is obliged by law to transfer certain personal data of the Company to authorities or legal entities. Such communications are made only to the extent required by law.

In the context of his work for the Company as well as for Parent personal data (Art 4 Paragraph 1 General Data Protection Regulation) will become accessible to the Executive. He therefore is obliged to data protection and data security (Art 32 General Data Protection Regulation), whether data is processed automatically or not. He must always carefully store user IDs, passwords and other access authorizations available to him. He is obliged to follow the data protection rules in the currently applicable version (Art 5 General Data Protection Regulation) for each processing of personal data. Additionally, he must comply with all company regulations concerning the use of personal data in the currently applicable version. Personal data may only be processed for the legitimate performance of official duties.

The Executive is also obliged to maintain data secrecy in accordance with the data protection laws in force at the time, currently Sec 6 DSG 2018 (Datenschutzgesetz). He will treat all personal data as confidential for an unlimited period of time, even after the end of the employment relationship, and will keep it secret from everyone. This applies also to data regarding his executive function of Parent.

The Executive is prohibited from making personal data available to unauthorized bodies or third parties or from making it possible or easier for them to gain knowledge of it. He is also prohibited from using data for any purpose other than required for the lawful performance of his or her duties. He will only disclose accessible personal data as a result of his work, if expressly ordered to do so by the Company or its representative verbally or in writing. Only if there is a legal obligation for the processing of personal data by the Executive, an explicit order from the Company is not required.

The violation of data secrecy can make the Executive liable for damages and/or have consequences under Austrian labor law.

9.            Section 409A.  This Section 9 shall apply only to the extent the Executive is subject to U.S. income tax.

(a)          Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)          All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)          To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)          The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)          The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10.          Consent to Jurisdiction. The locally competent courts in Austria shall have jurisdiction over any disputes arising from this Agreement.

11.          Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

13.          Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

14.          Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction of Austria, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.          Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.          Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

17.          Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company. In addition, the Company requires approval by resolution of the Board. This provision shall also apply to any waiver of the requirement of written form.

18.          Governing Law.  This Agreement is exclusively governed by Austrian law.

Unless otherwise stipulated in the GmbHG, the company agreement, the rules of procedure for the management and this contract with the Executive, the provisions of the Austrian Salaried Employees Act (Angestelltengesetz) shall apply as amended. The Executive is neither subject to the Working Hours Act, or Working Rest Act, nor is he to be regarded as an employee within the meaning of Section 36 of the Labour Constitution Act.

19.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20.          Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

21.          D&O Insurance. The Parent has concluded a directors and officers insurance policy (D&O insurance) at its own expense for the benefit of the Executive, which includes civil and criminal defense coverage.

22.          Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

HOOKIPA Biotech GmbH.

By:	/s/ Jan van de Winkel
Jan van de Winkel

Its:	Chairman of the Board,
HOOKIPA Pharma, Inc.

EXECUTIVE

/s/ Malte Peters
Malte Peters